Exhibit 16.1

September 13, 2006

Securities & Exchange Commission

Washington D.C. 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 in the Form 8-K dated September 13, 2006, of Raser Technologies, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements therein, except that we are not in a position to agree or disagree with the statements in Item 4.01 regarding Hein & Associates, LLC or the approval of Hein & Associates, LLC by the Audit Committee.

Very truly yours,

/s/ Tanner LC